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                                                                    Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Citadel Communications Corporation:

We consent to the Incorporation by reference in the registration statements (Nos. 333-65279, 333-85701 and 333-85703) on Form S-8 of Citadel Communications Corporation of our report dated April 7, 1999, except as to note 11, which is as of August 31, 1999, with respect to the consolidated balance sheet of Fuller-Jeffrey Broadcasting Companies, Inc. and Subsidiary as of December 31, 1998 and the related consolidated statements of operations, stockholders' deficiency and cash flows for the year then ended, which report appears in the Form 8-K of Citadel Communications Corporation dated August 31, 1999.


/s/ KPMG LLP

Sacramento, California
September 10, 1999